UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The following letter was sent to the shareholders of Bancorp Rhode Island, Inc. on April 23, 2008.

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS VOTE THE WHITE PROXY CARD TODAY

April 23, 2008

Dear Fellow Shareholder:

Your vote at the Bancorp Rhode Island 2008 Annual Meeting of Shareholders — scheduled for May 21 — is important to the long-term value of BancorpRI and the future of your investment.  Your Board of Directors recommends that BancorpRI shareholders vote the WHITE proxy card FOR ALL of your Board’s director nominees.  Support your Board’s actions to create a strong future for the company and discard all green proxy cards that you may receive from PL Capital Group (“PL Capital”).

PL CAPITAL’S NOMINEES ARE THE WRONG CHOICE FOR YOUR BOARD

IGNORE PL CAPITAL’S SELECTIVE AND DISTORTED STATEMENTS

In its proxy materials, PL Capital has made a number of assertions that we believe are misleading in an attempt to gain support for its candidates. These assertions clearly demonstrate that PL Capital’s candidates are the wrong choice for your Board.

#1:  PL Capital’s nominees lack the objectivity and candor necessary to be good fiduciaries and act in the best interests of all shareholders.

PL Capital denies it is only interested in a sale of BancorpRI.  However, this disingenuous statement directly contradicts its previous communications with your Board — both in person and in writing.

Last year, your Board’s Governance and Nominating Committee interviewed PL Capital’s candidates, Messrs. Palmer and Lashley, to review their qualifications to serve on your Board.  In that meeting, Mr. Lashley admitted PL Capital’s bias toward a sale of BancorpRI.  He also admitted that PL Capital had never exited a large holding — like that in BancorpRI — through regular trading in the market, but had either forced the sale of the institution or sold shares back to the company at a premium to its trading price, a practice commonly known as “greenmail.”

In this year’s proxy campaign, PL Capital claims to have changed its investment strategy for BancorpRI.  In its proxy materials, initially filed with the SEC on March 17, 2008, PL Capital claims that it will explore performance improvements at BancorpRI and only consider a sale of your company if unable to improve performance.   But only two business days earlier, on March 13, 2008, in a letter to your Board (also filed with the SEC), PL Capital demanded:

“The Board of Directors should immediately engage outside advisors with a mandate to pursue a strategic transaction that maximizes shareholder value before additional opportunities are lost.” (Emphasis supplied.)

This outright demand is a clear contradiction of PL Capital’s assertions in its own proxy statement just two business days later.  Given this behavior, can we believe anything PL Capital says? With such a clear bias, how can PL Capital’s candidates objectively consider all options to create shareholder value?

#2:  The credentials of PL Capital’s principals as performance improvement experts are suspect.

In its recent letter to shareholders, PL Capital touts its involvement in State Bancorp of Long Island (STBC) as a “very relevant” example of the value of PL Capital’s advice and counsel.  At year-end 2007, after 18 months of operating with the benefit of PL Capital’s insights, STBC reported the following results(1):

(1) State Bancorp, Inc. 2007 Form 10-K

•                  55% decrease in year-over-year diluted earnings per share;

•                  46% decrease in net income;

•                  15% decrease in total deposits; and

•                  a decline in return on equity (ROE) to 5.70%.

STBC’s 2007 results are dramatically worse than BancorpRI’s.  While many banks produced weak results last year, BancorpRI reported a 17% increase in both diluted earnings per share and net income.  In addition, your company held its deposits steady year-over-year while recording a better return on equity ratio than STBC.  So, the question for our shareholders is: Would your Board and management benefit from PL Capital’s advice and counsel?

#3:  PL Capital’s financial analysis and insight fall short of what you should expect in Board members.

The charts and graphs included in PL Capital’s proxy materials, combined with the selective omission of pertinent information, highlight PL Capital’s lack of business judgment and analytical insight as well as a misunderstanding of the current industry environment.

For example, PL Capital complains that your company’s ROE was the second lowest in 10 years.  However, PL Capital’s own charts – comparing BancorpRI’s financial metrics to a peer group PL Capital selected – show that same peer group had its LOWEST ROE in the last 10 years.  In a challenging environment for banks, your company’s ROE improved in 2007 while the ROE of PL Capital’s peer group dropped.  In fact, in virtually every chart provided by PL Capital, BancorpRI’s ratios improved in 2007 in contrast to the declining ratios of the peer group.

It is clear from PL Capital’s own charts that the execution of the Board’s strategic plan by your management team is producing positive results.

Similarly, PL Capital includes additional charts directly comparing BancorpRI to one of its competitors, Washington Trust Company (WTC), a well-regarded, local institution that has been operating for over 200 years.  However, PL Capital deliberately omits information about your company’s delivery of superior shareholder value.  Over the 10-year period utilized by PL Capital in its proxy materials, a $1,000 investment in WTC (with dividends reinvested) would have grown to $ 1,414(2).  Over that same

(2) Source: SNL Interactive website

timeframe, a $1,000 investment in BancorpRI would have grown to $3,747(2).  In addition, the investments that your Board and management have made in your young company have contributed to a higher efficiency ratio than WTC’s, but also have produced superior shareholder value, including better earnings growth, as evidenced by PL Capital’s own selective charts.

(2) Source: SNL Interactive website

BANCORPRI’S BOARD AND MANAGEMENT TEAM CONTINUE TO BUILD VALUE

Since 1996, through the execution of its strategic plan, and under the leadership of Merrill Sherman, BancorpRI’s founder, president and chief executive officer, your Board and management team have grown BancorpRI from a $472 million de novo institution with a thrift-like balance sheet, into a $1.5 billion commercial bank with a significant presence in its marketplace.  In fact, in its own proxy materials, PL Capital recognizes the “numerous factors” in BancorpRI’s favor, including our appropriate banking model and product mix, strong credit quality, sufficient equity capital to support growth, management’s implementation of cost cutting and revenue growing initiatives, and share repurchases in 2007.

These factors are the direct result of the successful implementation of the Board’s strategic plan by your management team and have led to cumulative total shareholder return of 275% over the 10 years ended December 31, 2007.  Your Board and management team remain confident that the ongoing execution of our strategy will continue to deliver superior results to our shareholders.

BANCORPRI’S NOMINEES ARE THE RIGHT CHOICE FOR YOUR BOARD

BancorpRI’s nominees are highly qualified, proven business executives and civic leaders with an understanding of the Rhode Island market, customers and communities — all of which are integral to the success of your company.  We believe that PL Capital’s candidates do not have the necessary skills or relevant knowledge of the Rhode Island marketplace to assist BancorpRI in achieving continued growth, and, if elected, would cause significant disruption and undermine the company’s ability to continue executing its strategic plan.

Your Board and its nominees have the experience, community relations and strategic insight that will aid BancorpRI in navigating through the current challenging banking environment.  We are all actively involved in determining the strategic direction for BancorpRI and are committed to acting in your best interests.

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE THE WHITE PROXY CARD FOR ALL YOUR BOARD’S DIRECTOR NOMINEES

Your vote is IMPORTANT.  Whether or not you plan to attend the annual meeting, please sign, date and return the WHITE proxy card TODAY and discard all green proxy cards that you may receive from PL Capital.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT LAUREL HILL, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (888) 742-1305 (BANKS AND BROKERS PLEASE CALL COLLECT AT (917) 338-3181).

We again thank you for your continued confidence and support.

Sincerely,

The Board of Directors of Bancorp Rhode Island, Inc.

Karen Adams	Anthony F. Andrade	John R. Berger	Richard L. Bready

Malcolm G. Chace	Ernest J. Chornyei, Jr.	Meredith A. Curren	Mark R. Feinstein

Edward J. Mack, II	Michael E. McMahon	Bogdan Nowak	Pablo Rodriguez, M.D.

Merrill W. Sherman	Cheryl W. Snead	John A. Yena

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission on April 3, 2008. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC 888-742-1305 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2008.

If you have any questions or need assistance with voting your shares, please call:
LAUREL HILL ADVISORY GROUP, LLC 100 Wall Street 22nd Fl. New York, NY 10005 1(888)-742-1305
Banks and Brokers please call 1(917) 338-3181